Exhibit 4.11

D-04 Working Capital Loan Agreement

Applicable to individual, and Class A and Class B single transaction working capital loans

Working Capital Loan Agreement

No.: [*]

Borrower:	Xinjiang United Family Trading Co., Ltd
Unified Social Credit Code:	[*]
Legal Representative / Person in Charge:	Baolin Wang
Address:	No. 100, Guangyuan Road, Shuimogou District, Urumqi, Xinjiang, B9 Building,
Xinjiang Chuangbo Zhigu Industrial Park
Zip Code:	830000
Account Bank and Number:	Bank of China Limited, Midong District Branch, Urumqi, [*]
Tel.:	[*]
Fax:	/

Lender:	Bank of China Limited, Beijing Road Branch, Urumqi
Legal Representative / Person in Charge:	Lu Yuan
Address:	No. 203, Beijing South Road, Xinshi District, Urumqi, Xinjiang
Zip Code:	830002
Tel.:	[*]
Fax:	/

The borrower and the lender, having negotiated on equal terms, have reached an agreement regarding the issuance of a working capital loan, hereby establishing this contract.

Article 1:	Loan Amount.

Loan Currency:	Ren Min Bi (RMB)
Loan Amount:	Ten Million Yuan Only (in words)；
¥10,000,000.00 (in figures).

Article 2:	Loan Duration

Loan Duration: 12 months, commencing from the actual date of disbursement. If disbursements are made in installments, the duration will start from the date of the first actual disbursement.

The borrower must adhere strictly to the agreed disbursement schedule. If the actual disbursement date is later than the agreed time, the borrower must still repay the loan in accordance with the repayment schedule set out in this contract.

Article 3:	Purpose of the Loan

Purpose of the Loan: The loan is intended for the purchase of raw materials and other daily operational capital turnover expenses.

Without the written consent of the lender, the borrower may not change the purpose of the loan. This includes, but is not limited to, the prohibition on using the loan for fixed assets, equity investments, or any area and purpose that is prohibited by laws, regulations, and regulatory guidelines. The loan must not be used for re-lending or buying other financial products for arbitrage, nor for the improper increase of local government off-balance sheet debt, as well as other uses prohibited by bank loan regulations.

Article 4:	Loan Interest Rate and Settlement

The lender provides the borrower with the annualized interest rate for the loan under this contract through the attachment “Annualized Interest Rate Notification Letter.” If the annualized interest rate under this contract is calculated solely based on the interest rate specified in this article, the aforementioned “Annualized Interest Rate Notification Letter” does not apply.

1.	Loan Interest Rate

The loan interest rate (annual rate, simple interest for RMB loans) is as follows:

(1)	Fixed Rate: Annual interest rate / %, which remains unchanged throughout the loan period.

(2)	Floating Rate: Calculated from the actual disbursement date (or from the first actual disbursement date for installment disbursements), with a floating period of every 12 months and repricing occurring once per period. The repricing date is the first day of the next floating period, that is, the corresponding day of the starting date in the repricing month. If there is no corresponding day in that month, the last day of the month is used; if the floating period is daily, then the repricing date is the day of the next floating period.

For each disbursement:

Floating interest rate for RMB loans

A.	Initial period (from the actual disbursement date to the end of the current floating period): The rate is the most recent national interbank lending center’s published rate for loans of one year or longer plus 10 basis points, as of the last working day before the actual disbursement date.

B.	On the repricing date, along with other installment disbursements, the rate is repriced based on the national interbank lending center’s most recently published one-year loan market quoted rate plus 10 basis points, as of the last working day before the repricing date. This rate will apply for that floating period.

2.	Interest Calculation

(1)	For fixed interest rate under item (1) of this article, floating interest rate for RMB loans under item (2), and floating interest rates for foreign currency loans under items A and C:

Interest is calculated from the actual date of disbursement, based on the actual amount disbursed and the number of days the funds are used.

Interest calculation formula: Interest = Principal x Actual Days x Daily Interest Rate.

The base for calculating the daily interest rate is 360 days per year, with the conversion formula: Daily Interest Rate = Annual Interest Rate / 360.

(2)	For the floating interest rate for foreign currency loans under item B of article 1(2): Interest is calculated from the actual disbursement date, based on the actual amount disbursed and the number of days the funds are used.

3.	Interest Settlement Methods

The borrower shall settle interest in the following manner:

(1)	Quarterly interest settlement, where the 20th day of the last month of each quarter is the interest settlement day, and the 21st is the interest payment day.

(2)	Monthly interest settlement, where the 20th day of each month is the interest settlement day, and the 21st is the interest payment day.

If the final repayment date of the loan principal is not on the interest payment day, then the final repayment date of the loan principal will be the interest payment day, and the borrower is required to pay all due interest.

4.	Penalty Interest

(1)	For loans that are overdue or not used according to the contractual purpose, penalty interest will be charged on the overdue or misused amount at the rate specified in this section, from the date of the delay or misappropriation until the principal and interest are fully repaid.

For loans that are both overdue and misused, penalty interest will be charged at the higher rate.

(2)	For interest and penalty interest that the borrower fails to pay on time, compound interest will be calculated at the penalty interest rate specified in this section, according to the interest settlement method stipulated in Article 3 of this section.

(3)	Penalty Interest Rates (Note: Specify according to the currency of the loan and the method of determining rates) RMB loan penalty interest rate, Floating rate loan penalty interest rates:

A.	From the date of delay or misappropriation, the penalty interest rate will float according to the floating period specified in item 1 of this article. The repricing day for the penalty interest is the corresponding day of the month of the delay or misappropriation; if there is no corresponding day, then the last day of the month will be the repricing day.

B.	The penalty interest rate for overdue loans is 50% above the base penalty interest rate determined in item C, and the penalty interest rate for misused loans is 100% above the base penalty interest rate determined in item C.

C.	The base penalty interest rate for the first floating period is the actual loan interest rate executed during the period of delay or misappropriation. After each floating period, the base penalty interest rate for the next floating period is repriced on the repricing day according to the method specified in item 1 of this article.

Article 5:	Disbursement Conditions

The borrower must meet the following conditions to make withdrawals:

1.	This contract and its attachments have become effective;

2.	The borrower has provided the guaranty required by the lender, the guaranty contract is effective, and all legal approvals, registrations, or filing procedures are completed;

3.	The borrower has reserved for the lender the borrower’s documents, bills, seals, personnel lists, signature samples related to the establishment and performance of this contract, and has filled out the relevant vouchers;

4.	The borrower has opened the accounts required to perform this contract, as required by the lender;

5.	Ten banking days before the withdrawal, the borrower must submit a written withdrawal request and related documents proving the purpose of the loan, and complete the related withdrawal procedures;

6.	The borrower has submitted to the lender a resolution and authorization from the board of directors or other competent authority agreeing to sign and perform this contract;

7.	Other withdrawal conditions prescribed by law and agreed upon by both parties.

If the above withdrawal conditions are not met, the lender has the right to refuse the borrower’s withdrawal request, except where the lender agrees to disburse the funds.

Article 6:	Timing and Method of Disbursement

1.	The borrower shall make withdrawals according to the following times and methods:

(1)	Withdraw the total amount on (Year/Month/Day).

(2)	Withdraw the full loan amount within 90 days starting from September 4, 2023.

(3)	Make installment withdrawals at the following times:

Withdrawal Time	Withdrawal Amount
/	/
/	/
/	/

2.	If the borrower fails to make a withdrawal within the above times, the lender has the right to refuse the borrower’s withdrawal request.

Article 7:	Loan Fund Payment

1.	Loan Disbursement Account

The borrower shall open the following account at the lender’s institution as the loan disbursement account, and the disbursement and payment of the loan shall be conducted through this account.

Account Name: Xinjiang United Family Trading Co., Ltd

Account Number: [*]

2.	Methods of Loan Fund Payment

(1)	The method of loan fund payment shall be executed in accordance with laws, regulatory requirements, and the terms of this contract. The method of payment for individual withdrawals should be confirmed in the withdrawal application form. If the lender finds that the payment method selected in the withdrawal application form does not meet the requirements, it has the right to change the payment method or stop the disbursement and payment of loan funds.

(2)	Entrusted payment by the lender, i.e., the lender pays the loan funds to the borrower’s counterparty that meets the purposes stipulated in this contract, based on the borrower’s withdrawal application and payment authorization. According to the relevant regulations of the Banking Regulatory Commission and the lender’s internal management rules, loan funds payment should adopt the lender’s entrusted payment method under any of the following conditions:

A.	The lender and borrower re-establish a credit relationship, and the borrower’s credit rating does not meet the lender’s internal requirements;

B.	At the time of application, the payment recipient is specified (with a specific account and account name) and the amount per transaction exceeds 0 yuan (excluding, converted at the USD exchange rate on the actual withdrawal date in foreign currency);

C.	Other situations stipulated by the lender or agreed with the borrower: the borrower adopts a full entrusted payment method.

(3)	Autonomous payment by the borrower, i.e., after the lender disburses the loan funds to the borrower’s account according to the borrower’s withdrawal application, the borrower autonomously pays the counterparty that meets the purposes stipulated in the contract. Except for the situations stipulated in the previous paragraph where the lender’s entrusted payment method should be adopted, other loan fund payments shall be autonomously made by the borrower.

(4)	Change of payment method. After submitting the withdrawal application, if there are changes such as external payment, credit rating, etc., for autonomously paid loan funds, if they meet the conditions specified in item (2) of this clause, the method of loan fund payment should be changed. If there are changes in the payment amount, payment recipient, or loan purpose under the changed payment method or entrusted payment method, the borrower must provide a written change application to the lender, resubmit the withdrawal application, and provide relevant transaction data proving the use of funds.

3.	Specific Requirements for Entrusted Payment of Loan Funds

(1)	Payment Authorization. For loans that meet the lender’s conditions for entrusted payment, the borrower must include a clear payment authorization in the withdrawal application, authorizing and instructing the lender to pay the loan funds directly to the transaction counterparty designated by the borrower after transferring the borrower’s funds into the designated borrower’s account. The borrower must provide necessary payment information such as the name of the receiving counterparty, their account, and the payment amount.

(2)	Provision of Transaction Information. For loans that meet the lender’s conditions for entrusted payment, the borrower must provide their disbursement account, counterparty account information, and proof that the withdrawal complies with the purposes agreed in the loan contract each time a withdrawal is made. The borrower must ensure that all information provided to the lender is accurate, complete, and valid. The lender assumes no responsibility for delays in entrusted payment obligations due to inaccurate, incorrect, or incomplete transaction information provided by the borrower, and the borrower’s repayment obligations under this contract remain unaffected.

(3)	Performance of Lender’s Entrusted Payment Obligations

A.	When using entrusted payment, after the borrower submits the payment authorization and related transaction information, and the lender approves, the lender will pay the loan funds to the borrower’s counterparty through the borrower’s account.

B.	If, upon review, the lender finds that the purpose proof and other related transaction materials provided by the borrower do not comply with the contract or have other flaws, the lender has the right to request the borrower to supplement, replace, explain, or resubmit the relevant materials. Until the borrower submits satisfactory transaction materials, the lender has the right to refuse to disburse and pay the funds.

C.	If refunds from the counterparty’s bank prevent the lender from making timely payments according to the borrower’s payment instructions, the lender bears no responsibility. The borrower’s repayment obligations under this contract remain unaffected. For funds returned by the counterparty’s bank, the borrower hereby authorizes the lender to freeze them. In this case, the borrower must resubmit the payment authorization and proof of purpose along with other relevant transaction information.

(4)	The borrower must not attempt to circumvent the lender’s entrusted payment by fragmenting the payment into smaller parts.

4.	After the disbursement of loan funds, the borrower must promptly provide records and information regarding the use of the loan funds as required by the lender, including, but not limited to, providing financial statements every quarter.

5.	Under any of the following circumstances, the lender has the right to re-determine the conditions for the disbursement and payment of the loan or to stop the disbursement and payment of loan funds:

(1)	The borrower violates the terms of this contract by attempting to circumvent the lender’s entrusted payment through fragmentation.

(2)	There is a decline in the borrower’s credit status or the profitability of their main business.

(3)	There are anomalies in the use of the loan funds.

(4)	The borrower fails to provide the records and materials on the use of the loan funds as required by the lender in a timely manner.

(5)	The borrower violates the payment provisions agreed in this article.

Article 8:	Repayment

1.	The borrower designates the following account as the fund recapture account, and all fund recaptures should be deposited into this account. The borrower is required to provide timely information on the inflows and outflows of funds in this account. The lender has the right to request explanations from the borrower regarding large or unusual financial transactions in the fund recapture account and to supervise this account.

Account Name: Xinjiang He Mu Jia Commerce & Trade Limited Liability Company

Account Number: [*]

2.	Unless otherwise agreed by both parties, the borrower must repay the loan under this contract according to the following repayment plan:

(1)	Repay the entire loan under this contract upon the maturity date.

(2)	Repay the loan under this contract according to the following repayment schedule:

Repayment Date	Repayment Amount
08/21/2024	3 Million Yuan
As per promissory note maturity	7 Million Yuan

(3)	Other repayment plans: / .

If the borrower needs to change the above repayment plan, they must submit a written request to the lender 10 banking days before the corresponding loan maturity date. Changes to the repayment plan must be confirmed in writing by both parties.

3.	Unless otherwise agreed by both parties, in cases where the borrower is in arrears with both the principal and interest and the costs associated with realizing the creditor’s rights, the lender has the right to decide the order of repayment of the principal or interest, and the costs of realizing creditor’s rights. In the case of installment payments, if there are multiple matured loans under this contract and any are overdue, the lender has the right to determine the order of repayment for any specific installment. If there are multiple expired loan contracts between the borrower and the lender, the lender has the right to decide the order of contracts to be performed for each repayment.

4.	Unless otherwise agreed by both parties, the borrower may prepay the loan but must notify the lender in writing 10 banking days in advance. The amount of any prepayment is first applied to the repayment of the loan that matures last, in reverse order.

For loans calculated with a combination of simple and compound interest, any prepayments or partial prepayments must fully settle the interest associated with the prepaid principal at once.

5.	The borrower will repay in the following manner:

(1)	The borrower shall deposit sufficient funds into the repayment account no later than 3 banking days before the due date of each installment to prepare for repayment. The lender is authorized to automatically deduct the due amount from this account on each due date.

Repayment Account Name: Xinjiang United Family Trading Co., Ltd

Account Number: [*]

(2)	Other repayment methods agreed by both parties: / .

Article 9:	Security

1.	The method of securing the debt under this contract is:

This contract is the principal contract under the Maximum Pledge Contract numbered [*], signed between the guarantor Xinjiang United Family Trading Co., Ltd and the lender, with the guarantor providing the maximum guarantee.

This contract is also the principal contract under the Maximum Guarantee Contract numbered [*], signed between the guarantors Li Gang and Xiong Ying and the lender, with them providing the maximum guarantee.

2.	If the borrower or guarantor experiences an event that the lender considers likely to affect their ability to perform, or if the guarantee contract becomes invalid, is revoked, or dissolved, or if the borrower or guarantor’s financial condition deteriorates or they are involved in significant litigation or arbitration cases, or if the accounts of the borrower or guarantor are frozen, or for other reasons that may affect their ability to perform, or if the guarantor defaults under the guarantee contract or other contracts with the lender, or if the collateral depreciates, is damaged, destroyed, or seized, thus reducing or losing its value as security, the lender has the right to demand, and the borrower is obligated to provide new security or replace the guarantor to secure the debt under this contract.

3.	Should the borrower or guarantor undergo any event deemed by the lender as potentially impacting their capacity to fulfill obligations, or if the guarantee agreement becomes void, annulled, or terminated, or if the financial situation of the borrower or guarantor worsens or they become embroiled in major litigation or arbitration, or if the accounts of the borrower or guarantor are frozen, or due to other reasons that might compromise their ability to perform, or if the guarantor breaches this guarantee agreement or any other agreements with the lender, or if the value of the collateral decreases, is damaged, destroyed, or seized, thereby diminishing or nullifying its value as security, the lender has the right to request, and the borrower is obliged to furnish new security or change the guarantor to safeguard the obligations under this contract.

Article 10:	Issuance of Invoices

1.	The borrower may apply to the lender for the issuance of a Value Added Tax (VAT) invoice (ordinary VAT invoice) once the lender confirms receipt of the payment. Upon receiving the application from the borrower to issue a VAT invoice, the lender shall issue the VAT invoice to the borrower.

2.	The borrower may apply for the issuance of VAT invoices at the appropriate business handling institution or other institutions designated by the lender.

3.	The borrower must confirm that the payer of the funds, the contract signer, and the purchaser listed on the VAT invoice are the same taxable entity. If there is any inconsistency, and it results in the borrower being unable to record the transaction or legally deduct the input tax, the related losses will be borne by the borrower alone.

4.	If the borrower loses the invoice after obtaining it, the lender is not required to reissue the VAT invoice to the borrower.

5.	If the lender provides a discount to the borrower through negotiation, the amount on the VAT invoice shall be based on the discounted price.

6.	If the lender provides services to the borrower, the lender does not provide a VAT invoice.

7.	When the lender issues a VAT invoice to the borrower, the borrower should verify the information on the invoice promptly. If there are errors in the invoice information, the borrower should request the lender to reissue the VAT invoice in a timely manner.

Article 11:	Declarations and Undertakings

1.	The borrower declares as follows:

(1)	The borrower is legally registered and validly existing, possesses full civil rights and capacity to act necessary to sign and perform this contract;

(2)	The signing and performance of this contract are based on the true intent of the borrower, who has obtained lawful and effective authorization in accordance with its charter or other internal management documents, and does not violate any binding agreements, contracts, or other legal documents on the borrower; the borrower has or will obtain all necessary approvals, permits, filings, or registrations required for signing and performing this contract;

(3)	All documents, financial statements, vouchers, and other materials provided by the borrower to the lender under this contract are true, complete, accurate, and valid;

(4)	The transaction background for the business operations requested by the borrower from the lender is genuine and legal, does not involve money laundering, terrorism financing, financing the proliferation of weapons of mass destruction, tax evasion, fraud, or any other illegal purposes, and does not violate any applicable sanctions of the United Nations, China, or other relevant jurisdictions;

(5)	The borrower has not concealed any events from the lender that could affect its or the guarantor’s financial condition and ability to perform;

(6)	The borrower and the loan project meet national environmental protection standards and are not among the enterprises and projects recognized by national authorities as having significant energy consumption and pollution problems with inadequate rectification eﬀorts, and there are no risks associated with energy consumption or pollution;

(7)	The purpose of the loan and the source of repayment are genuine and legal;

(8)	Other matters declared by the borrower: / .

2.	The borrower undertakes as follows:

(1)	To submit its financial statements (including but not limited to annual, quarterly, and monthly reports) and other relevant documents regularly or promptly as required by the lender; the borrower ensures that it continuously meets the following financial indices: / ;

(2)	If the borrower has already, or will enter into a counter-guarantee agreement or a similar agreement with the guarantor concerning its guarantee obligations, such agreements will not impair any rights of the lender under this contract;

(3)	To accept the lender’s credit checks and supervision, providing sufficient cooperation and assistance; if the borrower is paying autonomously, it should periodically summarize and report the payment and use of loan funds as required by the lender, with specific reporting times: / ;

(4)	If the borrower undergoes a merger, split, reduction of capital, transfer of equity, foreign investment, significant increase in debt financing, major asset and credit transfers, or other matters that may adversely affect its debt repayment capacity, prior written consent from the lender is required;

If any of the following occurs, the borrower must promptly notify the lender:

A.	Changes in the borrower or guarantor’s company charter, business scope, registered capital, or legal representative;

B.	Any form of joint operation, joint venture with foreign entities, contractual operations, restructuring, reorganization, plans for listing, or other changes in business operation;

C.	Involvement in significant litigation or arbitration cases, or if properties or secured assets are seized, confiscated, or placed under supervision, or if new security interests are placed on the collateral;

D.	Cessation of operations, dissolution, liquidation, suspension, revocation, or cancellation of business license, application for bankruptcy, etc.;

E.	Shareholders, directors, and current senior management suspected of major cases or economic disputes;

F.	Breach of contract under other contracts by the borrower;

G.	Experiencing operational difficulties or deterioration in financial condition;

(5)	The borrower’s debt repayment to the lender will take priority over loans from its shareholders and will not be inferior to similar debts of other creditors; and from the effectiveness of this contract until the loan principal, interest, and related costs under this contract are fully paid, the borrower shall not repay loans from its shareholders;

(6)	From the effectiveness of this contract until the loan principal, interest, and related costs under this contract are fully paid, the borrower shall not distribute dividends or bonuses to shareholders in any form;

(7)	The borrower shall not dispose of its free assets in a way that reduces its debt repayment capacity and promises that its total amount of external guarantees will not exceed 1 times its net assets, and the total and individual amount of external guarantees will not exceed the limits prescribed in its articles of association;

(8)	Except for purposes agreed in this contract or with the lender’s consent, the borrower shall not transfer loan funds under this contract to accounts under the same name or to related party accounts. For transfers to borrower’s same-name account or related party account, the borrower must provide appropriate documentation;

(9)	For loans under this contract, the terms provided by the borrower to the lender, including guarantee conditions, loan interest rate pricing, debt repayment order, etc., shall not be less favorable than those currently or subsequently offered to any other financial institution;

(10)	The lender has the right to recall the loan early based on the borrower’s fund recapture situation;

(11)	The borrower shall submit its environmental (climate), social, and governance risk reports to the lender. (The borrower declares and guarantees to enhance management of environmental (climate), social, and governance risks and agrees to accept the lender’s supervision. Any violation of the aforementioned commitments constitutes or is considered a breach under this contract, allowing the lender to take breach remedies according to this contract);

(12)	To cooperate with the lender in carrying out due diligence, assist in providing and updating information about this institution and its beneficial owners, and provide background information related to transactions;

(13)	Other undertakings by the borrower include: 1. Not to distribute dividends to shareholders or repay loans to shareholders before the loan with Bank of China is settled; 2. Not to purchase financial products from Bank of China during the credit period with the bank.

Article 12:	Disclosure of Internal Related Party Transactions within the Borrower’s Group

The parties agree to the applicability of the following provisions:

1.	The borrower is not identified as a group customer by the lender in accordance with the “Risk Management Guidelines for Commercial Banks’ Group Customer Credit Business” (hereinafter referred to as “the Guidelines”).

2.	The borrower is identified as a group customer by the lender under “the Guidelines”. The borrower must promptly report to the lender any related party transactions exceeding 10% of its net assets, including the relationships between the parties involved, the projects and nature of the transactions, the amount or the proportion of the transactions, and the pricing policy (including transactions that involve no amount or only nominal amounts).

In any of the following circumstances, the lender has the unilateral right to stop disbursing any unused loans to the borrower and to prematurely recall part or all of the loan principal and interest; Use of fictitious contracts between related entities to discount or pledge receivables or accounts receivable with no real trade background at banks, thereby extracting bank funds or credit; Significant mergers, acquisitions, or restructurings that, in the lender’s opinion, might affect the safety of the loan; Intentional evasion or annulment of bank debts through related party transactions; Other circumstances as stipulated in Article 18 of “the Guidelines”.

Article 13:	Events of Default and Remedies

The occurrence of any of the following shall constitute or be deemed an event of default by the Borrower under this Agreement:

1.	The Borrower fails to perform the payment and repayment obligations to the Lender as agreed in this Agreement;

2.	The Borrower does not use the loan funds in accordance with the agreed method of this Agreement, uses the funds for purposes other than those stipulated in this Agreement, re-lends the loan funds, purchases other financial products for arbitrage, or illegally increases local government hidden debt;

3.	The statements made by the Borrower in this Agreement are untrue, or the Borrower violates the commitments made in this Agreement;

4.	An event specified in Section 2, Item (4) of Article 11 occurs, which the Lender believes may affect the financial condition and performance ability of the Borrower or Guarantor, and the Borrower fails to provide new guarantees or replace guarantors as stipulated in this Agreement;

5.	The credit condition of the Borrower deteriorates, or the Borrower’s profitability, debt repayment capacity, operational capability, and cash flow or other financial indicators worsen, exceeding the constraints or other financial agreements stipulated in this Agreement;

6.	The Borrower defaults under any other agreement with the Lender or other institutions of Bank of China Limited; the Borrower defaults under credit agreements with other financial institutions;

7.	The Guarantor breaches the terms of the guarantee agreement, or defaults under any other agreement with the Lender or other institutions of Bank of China Limited;

8.	The Borrower ceases operations or undergoes dissolution, revocation, or bankruptcy;

9.	The Borrower is involved or likely to be involved in significant economic disputes, litigation, arbitration, or its assets are seized, detained, or subject to enforcement actions, or is investigated or penalized by judicial or administrative authorities such as tax or commercial agencies, which already or may affect its performance of obligations under this Agreement;

10.	Major investors of the Borrower, key management personnel undergo abnormal changes, disappear, or are legally investigated or restricted in personal freedom, which already or may affect its performance of obligations under this Agreement;

11.	During the Lender’s annual review of the Borrower’s financial condition and performance ability (i.e., each year from the effective date of this Agreement), situations that may affect the financial condition and performance ability of the Borrower or Guarantor are discovered;

12.	Large and abnormal inflows and outflows of funds occur in the designated fund recovery account, and the Borrower fails to provide explanations acceptable to the Lender;

13.	Construction of energy-saving projects is severely delayed, energy-saving technology and equipment have serious defects, main facilities or equipment reduce or stop production leading to a significant drop in usable energy load, actual energy savings are significantly lower than measured, energy benefits cannot timely flow back to the designated account, the Borrower participates in high-interest private lending, guarantees for others or incurs new debts without Lender’s consent, and major financial indicators significantly deteriorate;

14.	The Borrower refuses to cooperate with the Lender’s due diligence, the Borrower or its trading counterparts are suspected of money laundering, terrorism financing, nuclear weapons proliferation, violating applicable sanctions regulations, other illegal or non- compliant activities, or the Borrower, Guarantor is listed on United Nations, China, or other applicable sanctions lists or within the scope of sanctions;

15.	The Borrower violates other agreements concerning the rights and obligations of the parties stipulated in this Agreement.”

When an event of default occurs as specified in the preceding provisions, the Lender is entitled to take one or more of the following measures, depending on the specific circumstances:

1.	Demand that the Borrower and Guarantor correct their default within a specified period;

2.	Fully or partially reduce, suspend, cancel, or terminate the credit line to the Borrower;

3.	Fully or partially suspend or terminate the acceptance of withdrawal and other business applications under this Agreement and other agreements between the Borrower and Lender; for loans not yet disbursed, trade financing not yet processed, fully or partially suspend or cancel, terminate the disbursement, payment, and processing;

4.	Declare all or part of the unpaid principal, interest, and other payable amounts under loans/trade financing under this Agreement and other agreements between the Borrower and Lender to be immediately due;

5.	Terminate or dissolve this Agreement, fully or partially suspend or dissolve other agreements between the Borrower and Lender;

6.	Demand compensation from the Borrower for losses incurred by the Lender due to the Borrower’s default, including but not limited to litigation costs, attorney fees, notary fees, execution fees, and other related expenses;

7.	Deduct funds from the accounts opened by the Borrower with the Lender and other institutions of Bank of China Limited to settle all or part of the debts owed by the Borrower under this Agreement. Funds not yet due in the accounts shall be considered as due in advance. If the account currency differs from the business valuation currency of the Lender, it shall be converted at the foreign exchange rate applicable to the Lender at the time of deduction;

8.	Exercise the rights to the collateral;

9.	Demand that the guarantor fulfill the guarantee responsibility;

10.	Other measures that the Lender deems necessary and possible

Article 14:	Reservation of Rights

If one party does not exercise any or all of its rights under this contract, or to demand that the other party performs, assumes part or all obligations, or responsibilities, it does not constitute a waiver of those rights or an exemption from those obligations or responsibilities.

Any tolerance, extension, or delayed exercise of rights by one party towards the other under this contract shall not affect any rights it has under this contract and law, nor shall it be deemed a waiver of those rights.

Article 15:	Amendments, Modifications, and Termination

This contract may be amended or modified by mutual agreement in writing, and any changes or modifications shall form an integral part of this contract.

Unless otherwise provided by law or agreed upon by the parties, this contract may not be terminated until all obligations under it have been fulfilled.

Unless otherwise provided by law or agreed upon by the parties, the invalidity of any clause of this contract shall not affect the legal effectiveness of the other clauses.

Article 16:	Applicable Law, Dispute Resolution

This contract is governed by the laws of the People’s Republic of China.

After this contract becomes effective, any disputes arising from or related to the formation or performance of this contract shall be resolved through negotiation between the parties. If negotiation fails, either party may choose one of the following methods for resolution:

1.	Arbitration. Submit to the / Arbitration Commission for arbitration according to the arbitration rules effective at the time of submitting the arbitration application, to be conducted in / (arbitration location). The arbitration decision shall be final and binding on all parties.

2.	Litigation. The parties may mutually agree to resolve the dispute through litigation in a Chinese court.

Lawsuits can be filed against the lender or other institutions of the Bank of China Limited that exercise rights and obligations under this contract or individual agreements, at the people’s courts where those institutions are located.

Lawsuits can also be initiated in a people’s court with jurisdiction.

During the dispute resolution period, if the dispute does not affect the performance of other clauses of this contract, those clauses shall continue to be executed.

Article 17:	Attachments

The following attachments, along with others mutually confirmed by both parties, form an integral and inseparable part of this contract and have the same legal eﬀect as this contract:

1.	Drawdown Request Form (template);

2.	Promissory Note.

Article 18:	Other Provisions

1.	Without the written consent of the Lender, the Borrower shall not transfer any rights or obligations under this contract to a third party.

2.	If the Lender needs to delegate other institutions of Bank of China Limited to exercise rights and obligations under this contract due to business requirements, or to transfer the loan business under this contract to other institutions of Bank of China Limited for management, the Borrower acknowledges this. The designated institutions of Bank of China Limited authorized by the Lender, or those undertaking the loan business under this contract, have the right to exercise all rights under this contract and may sue or seek arbitration or enforcement in the name of that institution.

3.	Without affecting other provisions of this contract, this contract is legally binding on both parties and their respective lawful successors and assignees.

4.	Unless otherwise agreed, both parties designate the addresses stated in this contract as the addresses for communication and contact, which are confirmed as valid delivery addresses. This scope includes all types of notifications during the performance of the contract, delivery of contract documents, and related documents and legal documents in case of disputes, including during arbitration, first and second instance civil litigation, retrial, and enforcement proceedings.

If there is a change in the aforementioned addresses, the changing party shall notify the other party of the new address in writing three working days in advance. In arbitration and civil litigation proceedings, any party changing their address must notify the arbitration institution or court of the change in delivery address. If a party fails to perform this notification obligation as described, the delivery address confirmed in this contract is still considered valid.

If legal documents cannot be actually received by one party due to inaccurate delivery addresses provided or confirmed, not timely notifying the other party and the court of changes to the delivery address, or if the designated recipient refuses to accept them, delivery by mail is deemed completed on the day the documents are returned; direct delivery is deemed completed on the day the delivery person records the situation on the delivery receipt.

5.	Transactions under this contract are based on the independent interests of each party. If, according to relevant laws, regulations, and regulatory requirements, other parties involved in the transaction are associated parties or persons of the Lender, all parties do not seek to use such relationships to affect the fairness of the transactions.

6.	The titles and business names used in this contract are for reference only and shall not be used for interpreting the content of the clauses or the rights and obligations of the parties.

7.	The Lender has the right, according to relevant laws, regulations, and regulatory rules, to provide information related to this contract and other relevant information of the Borrower to the financial credit information database and other legally established credit information databases for lawful inquiry and use by qualified institutions or individuals. The Lender also has the right to inquire about the Borrower’s related information through these databases for the purpose of entering into and performing this contract.

8.	If the drawdown or repayment date falls on a public holiday, it shall be postponed to the first working day after the holiday.

9.	The Lender is exempt from liability if it cannot perform or cannot perform according to the provisions of this contract due to changes in laws, regulations, or regulatory requirements or demands from regulatory authorities.

10.	The Borrower may consult and complain about this contract and the business and fees under this contract through the Lender’s contact telephone listed in this contract.

Article 19:	Contract effectiveness

This contract takes effect from the day it is signed and sealed by the legal representatives (responsible persons) or their authorized signatories of the lending and borrowing parties.

This contract is executed in four copies, with each party holding one copy, one held by the National Intellectual Property Administration Urumqi Agency, and one by the Urumqi Real Estate Registration Center, all having equal legal eﬀect.

Borrower:	Xinjiang Hemujia Trade Co., Ltd.

Authorized Signatory:

Date:	September 7, 2023

Lender:	Bank of China Limited, Beijing Road Branch, Urumqi

Authorized Signatory:

Date:	September 7, 2023